410 N. Michigan Ave. Chicago, Illinois 60611, U.S.A

News Announcement
For Immediate Release

Exhibit 99.1

Oil-Dri Announces Key Senior Leadership Promotions

CHICAGO—(May 20, 2022)— Oil-Dri Corporation of America (NYSE: ODC) announced three key senior leadership promotions within the company. Effective today, Aaron Christiansen has been appointed to Vice President of Operations, Wade Robey to Vice President of Agriculture & Amlan Marketing, and Yasmith Bernal to Vice President, Crop & Horticulture and Innovation Center Site Lead.

Daniel S. Jaffee, President and Chief Executive Officer, stated, “I would like to congratulate Aaron, Wade and Yasmith on their promotions. I appreciate the contributions they have all made to our organization and the leadership they provide to their teams. Their roles are critical to Oil-Dri’s growth strategy and operational success. It gives me great pleasure to acknowledge their hard work and dedication with these promotions."

In his new role as Vice President of Operations, Aaron Christiansen will oversee all activities related to mining, manufacturing, engineering, logistics, procurement, customer service, and planning. Mr. Christiansen has been with the Company since 2015. He most recently served as Oil-Dri’s Vice President of Manufacturing and built a strong track record of increasing productivity and quality while reducing waste. Prior to joining the Company, Mr. Christiansen spent 10 years at Unilever where he held several leadership positions in manufacturing and engineering and gained valuable experience in management and operations. Mr. Christiansen began his career at Procter & Gamble as an engineer after graduating from Washington University in St. Louis with a Bachelor of Science in Mechanical Engineering.

As Vice President of Agriculture & Amlan Marketing, Wade Robey will have oversight of the company’s research and development activities and the agricultural products business. He will maintain his current responsibilities of leading the global Amlan marketing team, the animal health research and development activities, and Oil-Dri’s regulatory department. Dr. Robey joined the Company in 2021 as Vice President of Marketing and Product Development for Amlan International and brought decades worth of experience working in a range of agriculture industries such as animal nutrition, biotech, food, precision ag and more. Prior to joining Oil-Dri, he served as Executive Director of Autonomous Solutions for Raven Industries and held many senior leadership positions at companies such as at Poet, Syngenta, and Cargill and Novus. Dr. Robey is a graduate of Auburn University with a Bachelor’s degree in Agricultural Sciences and a Master’s degree in Avian Physiology. He earned a Ph.D. in Animal Nutrition from Virginia Tech.

Leslie A. Garber
Investor Relations Manager
InvestorRelations@oildri.com
(312) 321-1515

As Vice President, Crop & Horticulture and Innovation Center Site Lead, Yasmith Bernal will continue to manage the crop and horticulture products business and will assume the responsibility of managing the research and development activities for cat litter, industrial, sports, agricultural and fluid purification products. She will report to Wade Robey. Ms. Bernal has been with the Company since 2006, in both sales management and scientific research capacities. Most recently as the General Manager for Crop and Horticulture products, she has played an important role in significantly growing the Company’s agricultural carrier products sales during her tenure. Previously, Ms. Bernal worked as an Applications Scientist as part of Oil-Dri’s multi-disciplinary team responsible for advancing our Verge® agricultural carrier product to commercialization. She also held scientific research associate positions at both Nanosphere and Hologic, formerly Gen-Probe. Ms. Bernal graduated from Northern Illinois University with a Bachelor of Applied Science in Chemistry and Biology. She earned her Master’s degree in Physical Sciences from National University.

About Oil-Dri
Oil-Dri Corporation of America is a leading manufacturer and supplier of specialty sorbent products for the pet care, animal health and nutrition, bleaching clay and fluids purification, agricultural ingredients, sports field, industrial and automotive markets. Oil-Dri is vertically integrated which enables the Company to efficiently oversee every step of the process from research and development to supply chain to marketing and sales. With over 80 years of experience, the Company continues to fulfill its mission to Create Value from Sorbent Minerals. To learn more about the Company, visit oildri.com.

“Verge” is a registered trademark of Oil-Dri Corporation of America.

Category: Company News

Contact:
Leslie A. Garber
Manager of Investor Relations
Oil-Dri Corporation of America
InvestorRelations@oildri.com
(312) 321-1515
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Leslie A. Garber
Investor Relations Manager
InvestorRelations@oildri.com
(312) 321-1515